EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 12, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), relating to the consolidated financial statements of Central Garden & Pet Company and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 30, 2006.

/s/ Deloitte & Touche LLP
San Francisco, California

March 29, 2007